Exhibit 10.28
AMENDMENT NUMBER 2
TO THE
WILLBROS GROUP, INC.
AMENDED AND RESTATED
2006 DIRECTOR RESTRICTED STOCK PLAN
1. Introduction. On June 14, 2006, the Board of Directors (the “Panama Board”) of Willbros Group, Inc., a Republic of Panama corporation (the “Panama Corporation”), adopted, and on August 2, 2006, the stockholders of the Panama Corporation approved, the Willbros Group, Inc. 2006 Director Restricted Stock Plan (the “Plan”). On January 9, 2007, the Panama Board amended the Plan and on January 15, 2008, the Panama Board amended and restated the Plan (the “Amended and Restated Plan”). The Amended and Restated Plan provides for the award of Shares of Restricted Stock or RSRs to Eligible Directors. The Amended and Restated Plan was amended on May 29, 2008 to increase the number of Shares available for Awards. On March 3, 2009, Willbros Group, Inc., a Delaware corporation (the “Corporation”), assumed all of the rights, duties, and obligations of the Panama Corporation under the Amended and Restated Plan and the Amended and Restated Plan was further amended to clarify that the Corporation would assume ongoing responsibility for the Amended and Restated Plan. Terms used in this Amendment Number 2 to the Amended and Restated Plan and not defined herein shall have the meanings ascribed to such terms in the Amended and Restated Plan.
2. Purpose. The Corporation believes that certain inequities may result from the timing and vesting of Annual Awards as currently provided under the Amended and Restated Plan and that a limit should be placed on the number of shares included in an Annual Award. The purpose of this Amendment is to eliminate the possibility of such inequities and to limit the number of Shares included in an Annual Award.
3. Amendments.
(a)	The following new definitions shall be inserted in their respective alphabetically appropriate places in Section 2 (Definitions) of the Amended and Restated Plan:
“ ‘Annual Meeting’ means the annual meeting of the stockholders of the Corporation held pursuant to the bylaws of the Corporation.”
“ ‘Business Day’ means a day on which Shares are traded on the NYSE.”
(b)	Section 6(b) of the Amended and Restated Plan shall be amended to read in its entirety as follows:
“(b) Annual Awards. Except as provided in the next sentence, on the first Business Day following the Annual Meeting each year on which an Eligible Director continues to be an Eligible Director, such Eligible Director shall be awarded (i) that number of Shares of Restricted Stock or RSRs equal to the lesser of (x) 5,000 or (y) the number determined by dividing $75,000 by the Fair Market Value on the date of the Award plus (ii) an amount of cash, if any, equal to $75,000 less the Fair Market Value of 5,000 shares on the date of the Award. On the first Business Day following the Annual Meeting each year on which an Eligible Director who is the Chairman of the Board continues to be an Eligible Director, such Chairman of the Board shall be awarded (i) that number of Shares of Restricted Stock or RSRs equal to the lesser of (x) 10,000 or (y) the number determined by dividing $150,000 by the Fair Market Value on the date of the Award plus (ii) an amount of cash, if any, equal to $150,000 less the Fair Market Value of 10,000 shares on the date of the Award. The number of Shares or RSRs so determined shall be rounded to the nearest number of whole Shares or RSRs (subject to adjustment as provided in Section 9). Except as otherwise provided herein, the Shares or RSRs subject to an Annual Award shall vest on the first anniversary of the date of the Award.”

4. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the Plan.
5. Effective Date. This Amendment shall take effect and be adopted as of January 8, 2010.
Executed as of January 8, 2010.

ATTEST:	WILLBROS GROUP, INC.

/s/ Lori Pinder	By:	/s/ Robert R. Harl

Lori Pinder		Robert R. Harl
Deputy Corporate Secretary		President and Chief Executive Officer
Approved by the Board of Directors as of January 8, 2010.

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